Exhibit 10.78

                               MARKETING AGREEMENT

     This Marketing Agreement is made as of the first day of January 1995, by and between Fosterfarms, Inc., a Delaware corporation (herein referred to as "FF") and Agro Power Development, a New York corporation (herein referred to as "APD") which markets produce under the trademarked name Village Farms (herein referred to as "VF").

     WHEREAS, FF leases and operates approximately 10 acres of greenhouse space in Marion Heights, Pennsylvania (the "Facilities"), in which FF intends to produce approximately three million pounds (3,000,000) of tomatoes ("Tomatoes") annually, anticipating an initial harvest on or about February 20, 1995; and

     WHEREAS, FF desires to contract with APD so that APD will market the Tomatoes grown at the Facilities in accordance with this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual promises contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows

1.   Market and Sale of Entire Output

     A. APD shall market, sell, invoice and collect the receivables for the entire output of Tomatoes from the Facilities during the term of this Agreement, subject to the terms for establishing the selling price and inspection of the Tomatoes as stated herein.

     B. Tomatoes shall conform in variety, consistency, quality, size, share and grade to standards as mutually agreed upon in Appendix A. The parties may, from time to time, revise the standards by mutual agreement in writing.

     C. FF shall provide APD either directly (on site) or by facsimile with a daily status report by 10:00 a.m. which will contain the current daily production detailing quantity, grade, size and color and the projected harvest for the next day. In addition, FF will provide a projection each Friday for the following week's (Monday-Saturday) total harvest also broken down by date.

     D. In addition to the services referred to in paragraphs A, B and C above, APD will perform the following services:

          o    Marketing/sales of all FF products.

          o    Invoicing,   collection,   aging,   guarantee   and   payment  of
               receivables.

          o    Provide  shipping   logistics   including,   rate  structure  and
               preparation of Bills of Lading.

          o Generate sales summaries by customer on a bi-weekly, monthly, annual and rolling average basis.

          o Technical support to growing, packing operations, including on-site visits.

          o Full-time APD employee located at Facilities, at no expense to FF. The APD employee shall abide by the rules and regulations adopted by FF. Inspection service to be provided within one (1) hour of scheduled package efforts.

2.   Selling Prices

     FF acknowledges that the sale of its Tomatoes by APD is based on market demands and price fluctuation can occur frequently and/or seasonally. APD will use all commercially reasonable efforts to attain the highest possible price. APD's efforts will be at least equal to its efforts for marketing all its produce and will sell the produce from the FF Facilities to the customers which pay the highest net return (quality of customer and payment risk considered) as this is in the interests of both parties.

3.   Payment of Receivables

     APD shall collect all receivables from its customers for the sale of FF's Tomatoes and risk of such collection shall be with APD. APD shall pay FF for all Tomatoes sold by APD in an amount equal to the actual sales price for such Tomatoes. APD will transfer to an account designated by FF all monies due by APD on a weekly basis for all Tomatoes accepted by APD from FF for the second week preceding the week of payment. FF will have the right, providing a 48-hour notice is given, to audit APD's books and records relating to all produce invoices, freight costs, receivables, and any other cost related to marketing FF produce. Invoices for transferred products shall be provided to FF within five (5) working days of transfer. Product no otherwise invoiced will be considered as sold and money owed to FF in the amount equal to the APD sales price for the previous one (1) week for the same class.

4.   Inspection and Acceptance

     Tomatoes which have been packed and are ready for shipment will be inspected and accepted by APD prior to shipping by a designated APD representative. The unit of inspection and acceptance will be the pallet of ninety-five (95) (or fewer) boxes of Tomatoes. Upon the point of inspection in Marion Heights all "accepted" produce will be considered to have been transferred to APD for sales purposes. Upon written notice and explanation to FF, APD may reject all or part of the shipment not substantially in conformity with the standards as agreed upon. An inspection form will be established for this purposes; the intent is to provide a record of inspection, reason for rejection and dispositions of rejected produce. Upon such rejection, a FF representative will meet with the APD representative to agree on a plan of action on the rejected Tomatoes. In the event that a decision is reached by both parties to ship the Tomatoes in question and the Tomatoes are rejected by a customer on the customer's loading dock, APD will immediately notify FF by phone or telefax and shall describe the reasons for the customer's rejection. FF will then have twenty-four (24) hours within which to make an inspection of the rejected goods at the customer's dock and shall be allowed an additional forty-eight (48) hours within which to replace or credit any nonconforming goods. APD does not assume the liability for rejected goods, unless caused by APD's acts or omissions. FF may elect to sell rejected Tomatoes and such other Tomatoes as is necessary to complete sales transactions, without restriction.

5.   Shipment and Delivery

     The manner and method of shipment shall be determined and arranged by APD and will be the most cost effective. FF shall be responsible to reimburse APD for all freight costs (shipping costs only) on a monthly basis. APD will provide FF with a schedule of projected freight costs on a quarterly and annual basis with updated projections each month. In the event that FF determines that it can provide the shipment of Tomatoes more economically than that currently being charged by APD, then FF may, upon written notice to APD, take over such shipment.

6.   Packaging

     Unless otherwise specified in writing, FF shall pack all tomatoes in fifteen (15) pound single layer boxes for premium Tomatoes and class 1 Tomatoes and twenty (20) pound boxes for class 2 Tomatoes. "Premium", "class 1" and "class 2" Tomatoes shall be as defined in Appendix A. Packaging for cello wrapped tomatoes, if requested by either party, shall be subject to the mutual agreement of both parties.

     In accordance with Appendix A, the VF trademark will be on all boxes packed by FF and all premium individual tomatoes will be labeled with a sticker. A FF stamp will be on bottom of box indicating origin of produce.

     The VF trademark is a nationally registered trademark owned by APD and APD shall allow FF to use such trademark for the sale of its Tomatoes during the term of this Agreement.

7.   Services Fee

     The fee charged to FF by APD to perform the services referred to in Section 1 is as follows:

     $* [Information omitted and subject to request for confidential treatment] per shipped box plus * [Information omitted and subject to request for confidential treatment] of the sales price of the Tomatoes delivered to APD.

     APD will bill FF for services twice per month with payment due within thirty (30) days, provided that APD has made the payments required under
     Section 3.

8.   Agreement Commencement

     A. This Agreement shall commence January 23, 1995 and continue until December 31, 2000, unless earlier terminated as specified herein.

     B. This Agreement may be terminated on thirty (30) days written notice by either party if the other party breaches any material, term or condition of this Agreement and fails to begin to cure the breach within thirty (30) days after the delivery of the written notice of the breach. In addition, this Agreement may be terminated by either party without cause on December 31 of any year, with written notice given ninety (90) days prior. FF agrees not to sell product to VF customers for a period of one (1) year from the termination date. There is no restriction for FF selling produce to a broker who may distribute to a VF customer.

9.   Force Majeure

     Each party shall be excused for the failure to perform its obligations (other than payment obligations) hereunder if such failure results from a force majeure; provided, however, that a force majeure will not excuse a party from its obligation to make a payment under this Agreement. Each party shall seek diligently and in good faith to perform its obligations notwithstanding a force majeure and to overcome a force majeure as soon as practicable.

     A "force majeure" means any event or condition that has, or may reasonably be expected to have, a material adverse effect on the ability of FF or APD to perform any of their obligations under this Agreement or for delay in such performance or compliance, in each case if such event or condition is beyond the reasonable control, and not the result of willful or negligent actions, of the nonperforming party or its agents or subcontractors relying thereon as justification for not performing any obligation or complying with any condition required of such party hereunder.

10.  Assignment

     FF may assign its rights and obligations under the Agreement to a subsidiary established for the purposes of this Agreement. APD may assign its rights under this Agreement to any subsidiary affiliate or successor in interest to its business. No assignment shall be effective or relieve either party of its obligations or liabilities hereunder unless consented to in writing by the other party, such consent shall not be unreasonably withheld.

11.  Entire Agreement

     This Agreement represents the entire agreement of the parties and may only be modified or amended in writing, signed by both parties. This Agreement shall be deemed to have been made in the State of New Jersey and shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.  Binding Effect

     This Agreement shall remain in full force and effect upon FF and APD and as permitted herein upon their respective successors or assignees.

13.  Notice

     All notices required or permitted hereunder shall be in writing and shall be deemed to be duly given and effective on delivery if hand delivered, or three business days after mailing if mailed. Postage prepared by U.S. Certified Mail Return Receipt Requested to the party intended at the address stated below or such other addresses may be directed by notice duly given.

                        Agro Power Development
                        P.O. Box 250
                        Milltown, New Jersey 08850

                        Fosterfarms, Inc.
                        Marion Heights Road
                        P.O. Box 282
                        Marion Heights, Pennsylvania 17832

14.  Miscellaneous

     (a) Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed will be a valid and binding obligation of such party and neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein shall violate or constitute a material default under any agreement or instrument to which either party is a party or by which it is bound.

     (b) On the effective date of this Agreement and throughout the term hereof, FF will not be a party to any oral written contract, agreement or arrangement with any other person or company which provides or arranges for the sale or distribution of tomatoes as set forth in this Agreement, except for the sale of rejected Tomatoes pursuant to
          Section 4.

     (c) FF agrees to keep APD and VF informed of all pertinent competitive situations that may affect the sale of the Tomatoes as contemplated by this Agreement.

     (d) In no event, whether as a result of indemnity, tort (including negligence), statute, strict liability, contract or otherwise, shall either party or any affiliate be liable to the other party or any affiliate for any special, indirect, incidental or consequential damages (for example, the loss of anticipated revenues, extra expenses or loss of profit) sustained by any party in connection with or which results from any wrongful act performed or omitted in connection with this Agreement.

15.  Indemnity

     (a) FF shall: (i) protect and indemnify APD and its affiliates, officers, agents and employees (collectively, the "APD Indemnified Parties") against all actions, liabilities and claims (including, without limitation, reasonable attorneys' fees) and (ii) defend the APD Indemnified Parties in any suit for personal injury to, or death of, any person or persons, or loss or damage to property, in each case, to the extent caused (A) by breach of this Agreement by FF, or (B) by the willful misconduct or negligent acts or omissions of FF or any of its officers, agents or employees, in connection with or as a result of this Agreement or the performance of its obligations hereunder, unless in each case the injury, death, loss, damage or cost was the result of the willful misconduct or negligent acts or omissions of one or more of the FF Indemnified Parties.

     (b) APD shall: (i) protect and indemnify FF and its affiliates, officers, agents and employees (collectively, the "FF Indemnified Parties") against all actions, liabilities and losses, (including, without limitation, reasonable attorneys' fees) and (ii) defend FF Indemnified Parties in any suit for personal injury to, or death of, any person or persons, or loss or damage to property, in each case, to the extent caused by (A) breach of this Agreement by APD, or (B) the willful misconduct or negligent acts or omissions of APD or any of its officers, agents or employees, in connection with or as a result of this Agreement or the performance of its obligations hereunder, unless in each case the injury, death, loss, damage or cost was the result of the willful misconduct or negligent acts or omissions of one or more of the FF Indemnified Parties.

16.  Insurance

     (a) FF and APD shall each continuously maintain the insurance described in Appendix B to this Agreement provided such insurance is available on commercially reasonable terms and conditions ("Required Insurance"). If at any time any of the Required Insurance shall no longer be available, FF or APD shall procure substitute insurance that is the most equivalent to the required coverage. The cost of all Required Insurance shall be paid by the party carrying such Required Insurance.

     (b) Each party shall deliver to the other certificates of insurance for Required Insurance on the Effective Date and thereafter any updated certificates evidencing policy amendments and policy renewals and, upon the reasonable request of the other party, any additional information relating to Required Insurance. Each policy shall require the insurer to provide thirty (30) days prior written notice of termination or cancellation or of any material change in coverage or deductibles under such policy, and ten (10) days prior written notice of termination for nonpayment of premium.

     (c) All Required Insurance shall be with insurance companies which are authorized to do business in the Commonwealth of Pennsylvania and shall be with insurance companies rated at least "A-XII" by Best's Key Rating or its equivalent by another national rating organization or other comparable insurance companies reasonably acceptable to the parties.

17.  Confidential Information

     The rights and obligations of the parties set forth in this Agreement with respect to Confidential Information are subject to applicable law. Each party shall withhold disclosure of (i) Confidential Information and (ii) the terms and conditions of this

     Agreement unless (x) it would be unlawful to do so, or (y) unless such disclosure is authorized by the other party.

     "Confidential Information" means proprietary information of a party given to the other party in connection with this Agreement that is (1) not in the public domain, (2) in tangible form, (3) identified as confidential by the word "confidential" conspicuously marked on the top of each page thereof, and (4) annotated to reference the provisions of applicable law that authorize nondisclosure of such material and information to the public.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the 1st day of January 1995.




WITNESS:                               Fosterfarms, Inc.



______________________________         By: __________________________________



WITNESS:                               Agro Power Development



______________________________         By: __________________________________

                                   APPENDIX A

                             Conformity of Tomatoes

     The tomatoes will be graded into three (3) quality grades; Premium, Class 1 and Class 2. Premium and Class 1 tomatoes will be packed in fifteen (15) pound boxes, complete with inserts. Insert size will be 22, 28, 35, 39 and 45 count.

     Sizes smaller than 45 will be packed in twenty (20) pound boxes. All inserts are to be completed filled. The number of inserts has to correspond with the number of tomatoes in a box.

     Per grade, the size of the tomatoes must be uniform. The difference in fruit weight per grade shall not exceed 25%.

     Fifteen (15) pound boxes shall not weigh less than 15.1 pounds. Twenty (20) pound boxes shall not weigh less than 20.1 pounds (weight loss will occur during shipping).

     All tomatoes shall be cooled to a temperature between 50 and 55 degrees.

     All tomatoes shall be of a clear appearance.

     Color requirements vary with seasonal marketing requirements and customer preference, but shall be uniform per box and per pallet.

PREMIUM TOMATOES:   -    Perfect size and appearance.

                    -    No more than two (2) tomatoes with dry puncture holes.

                    - No more than two (2) tomatoes with less than 2% surface area that is scarred.

                    - Tomatoes have to fit inserts. Boat shares and too large sized fruit are not allowed.

                    - No blossom endrot, russetting, oozing cuts, boat shares or other misshapen fruit.

CLASS ONE:          -    Tomatoes  with shoulder russetting,  dry puncture holes
                         and any scaring.

                    - No blossom endrot, wet cuts or puncture holes. No dull tomatoes.

CLASS TWO:          -    Dime sized blossom, endrot or smalls.

                    -    Boat shaped or misshapen.

                    - No larger than dime blossom endrot. No wet cuts or puncture holes.

Pallets shall be stacked with 95 boxes or as otherwise specified.

     Boxes shall have sufficient strength for stacking nineteen (19) high and allow for cross ventilation. Premium tomato boxes shall bear the Village Farms logo.

                                   APPENDIX B

1. (a) Workers' Compensation (statutory limits) including (b) Employer's Liability with limits of $1,000,000 per accident and $1,000,000 per disease $1,000,000 policy limit.

2. Commercial General Liability with limits of $1,000,000 per occurrence/aggregate combined single limit. Policy to be written on an occurrence form with the following coverage features: premises/operations, products liability/independent contractors or contractors protective and contractual liability.

3. Commercial Automobile Liability with limits of $1,000,000 per accident for bodily injury and property damage including coverage for owned, non-owned and hired vehicles, contractual liability and loading/unloading hazards.

4. Excess of Umbrella Liability to follow form and apply in excess of 1(b) (Employer's Liability), 2 and 3 above, in the amount of $2,000,000.

5. Each party will waive the subrogation rights of its insurers in favor of the other party and provide a certificate of insurance within thirty (30) days notice of cancellation and/or material change.